Exhibit 99.1

Contact:                            Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports Second Quarter 2006 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net income of $2.0 million for the second quarter ended June 30, 2006.  This compared to a net loss of $2.9 million for the first quarter ended March 31, 2006 and a net loss of $4.4 million for the second quarter ended June 30, 2005.  Total net sales for the second quarter ended June 30, 2006 were $144.9 million, an increase of 3.4 % and 15.7%, respectively, when compared to net sales for the first quarter ended March 31, 2006 of $140.1 million and net sales of $125.2 million for the second quarter ended June 30, 2005.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “Despite extremely high energy and transportation costs, we returned to profitability in the second quarter due to record productivity, improved pricing for our products and gains from our Six Sigma and Lean Manufacturing initiatives.”  Mr. Lozyniak added, “The ratification of our new three-year labor agreement gives our people a well-deserved raise and sends a strong signal to our customers, suppliers, lenders and the community of the dedication of the employees of Blue Ridge to its long-term success.”

Key Business Highlights

•                  The uncoated paper market continued to strengthen in the second quarter ended June 30, 2006.  Average pricing in the second quarter ended June 30, 2006 increased 8.6% compared to the first quarter ended March 31, 2006 and 12.1% compared to the second quarter ended June 30, 2005.  Increased pricing reflects the implementation of the March 27, 2006 price increase for white wove envelope, offset, reply card, multipurpose, envelope kraft and tablet grades.

•                  Shipments in the Company’s packaging segment for the quarter ended June 30, 2006 increased 5.2% or 3,541 tons when compared to the first quarter ended March 31, 2006 and 8.5% when compared to the second quarter ended June 30, 2005.  The increase in packaging segment shipment volume was primarily due to increased shipments of coated board rolls.  Pricing for the packaging segment for the second quarter ended June 30, 2006 decreased when compared to the first quarter ended March 31, 2006 due to a higher mix of coated rolls sales, which have a lower revenue realization than cartons.

•                  The Canton mill conducted a planned pine pulp mill outage in the second quarter ended June 30, 2006.  The planned outage had a negative impact on second quarter earnings of approximately $2.6 million.  There was not a corresponding outage in the first quarter ended March 31, 2006.  The Canton mill is scheduled to have a hardwood pulp mill outage in the third quarter ending September 30, 2006.  Due to additional planned maintenance work, the costs of the third quarter outage are expected to exceed the costs of the second quarter outage.

•                  Raw material costs improved in the second quarter ended June 30, 2006 compared to the first quarter ended March 31, 2006 by approximately $1.9 million.  This reduction in costs was primarily due to a net decrease in the cost of low-density polyethylene of approximately 10% in the second quarter ended June 30, 2006 compared to the first quarter ended March 31, 2006.  Both chemical and wood chip costs experienced slight decreases in costs in the second quarter ended June 30, 2006 compared to first quarter ended March 31, 2006.

•                  On July 7, 2006, the United Steelworkers International Union (USW) ratified a new three-year labor agreement with the Company.  The new contract provides for annual increases of 4%, 3% and 3% over the next three years, retroactive to May 14, 2006.   Included in the package were additional cost-sharing measures in the Company’s health and welfare programs.  The new contract follows a seven-year agreement in which there were no general wage increases for the collective bargaining unit.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain unusual and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP measures.  The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the Company’s operating performance and as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance or as an alternative to cash flows from operations in measuring its liquidity.  EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended June 30, 2006 was $10.0 million compared to Adjusted EBITDA of $6.5 million for the three-month period ended March 31, 2006.

ADJUSTED EBITDA—RECONCILIATION OF NON-GAAP MEASURES ($000)

	Three-Months Ended
	June 30, 2006	March 31, 2006
Net Income/(Loss)	$1,993	$(2,896)

Income taxes	―	―
Interest expense	4,481	4,475
Depreciation expense	3,662	3,662
Amortization expense	381	370

EBITDA	10,517	5,611

ESOP expense(A)	511	1,116
Flood impact(B)	(979)	(189)

Adjusted EBITDA	$10,049	$6,538

(A)                  ESOP expense is a non-cash labor expense the Company incurs each year in connection with the Employee Stock Ownership Plan of the Company’s parent.  The ESOP Plan specified that 40% of the common stock authorized would be allocated to the ESOP participants from May 14, 1999 through May 13, 2006.  As of May 14, 2006, the value of all shares have been accrued, except for any valuation changes that may occur on December 31, 2006.

(B)                    Flood impact from Hurricanes Frances and Ivan reflects the costs of flood prevention, offset by grant funds received from the state and federal government.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006.

BLUE RIDGE PAPER PRODUCTS INC.

Condensed Consolidated Balance Sheets
June 30, 2006 and December 31, 2005
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash	$748	$2,110
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,324 and $2,298 in 2006 and 2005, respectively	60,795	56,002
Inventories	50,147	53,988
Prepaid expenses	1,530	1,029
Insurance proceeds receivable	—	291
Income tax receivable	—	50
Deferred tax asset	4,163	4,448
Total current assets	117,383	117,918
Property, plant, and equipment, net of accumulated depreciation of $112,555 and $105,253 in 2006 and 2005, respectively	188,392	190,463
Deferred financing costs, net	4,357	5,108
Other assets	1,208	193
Total assets	$311,340	$313,682
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of senior debt	$43	$41
Current portion of capital lease obligation	505	595
Accounts payable	42,874	48,917
Accrued expenses and other current liabilities	29,624	33,987
Interest payable	1,874	1,875
Total current liabilities	74,920	85,415
Senior debt, net of current portion	164,150	159,749
Parent Pay-In-Kind (PIK) Senior Subordinated Note	46,424	44,425
Capital lease obligations	745	979
Pension and postretirement benefits	23,814	22,678
Deferred tax liability	4,163	4,448
Other liabilities	1,119	730
Total liabilities	315,335	318,424
Obligation to redeem ESOP shares	29,340	27,716
Obligation to redeem restricted stock units of Parent	1,655	1,631
Commitments and contingencies (See notes)
Stockholder’s equity:
Common stock (par value $0.01, 1000 shares authorized and outstanding in 2006 and 2005, respectively)	—	—
Additional paid-in capital	64,099	64,121
Accumulated deficit	(86,955)	(86,054)
Unearned compensation	—	(25)
Accumulated other comprehensive loss	(4,183)	(4,183)
	(27,039)	(26,141)
Receivable from Parent	(7,951)	(7,948)
Total stockholder’s equity (deficit)	(34,990)	(34,089)
Total liabilities and stockholder’s equity (deficit)	$311,340	$313,682

BLUE RIDGE PAPER PRODUCTS INC.

Condensed Consolidated Statements of Operations
Three- and Six-Month Periods Ended June 30, 2006 and 2005
(Dollars in thousands)
(unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$144,856	$125,206	$284,963	$253,753
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization, flood-related loss and repairs and insurance recoveries	128,700	113,895	256,501	227,090
Depreciation and amortization	3,634	3,833	7,238	7,737
Flood-related loss and repairs	—	478	—	1,326
Insurance recoveries	—	—	—	(100)
Gross profit	12,522	7,000	21,224	17,700
Selling, general and administrative expenses	6,107	5,042	11,896	10,189
Depreciation and amortization	28	426	86	862
Insurance recoveries	—	—	—	(23)
ESOP expense	511	1,631	1,627	3,262
Profit-sharing expense	—	—	—	80
Operating profit (loss)	5,876	(99)	7,615	3,330
Other income (expense):
Interest expense, excluding amortization of deferred financing costs	(4,481)	(4,397)	(8,956)	(8,655)
Amortization of deferred financing costs	(381)	(341)	(751)	(673)
Government grant income	979	428	1,185	2,306
Gain on equity method investment	—	—	4	—
	(3,883)	(4,310)	(8,518)	(7,022)
Profit (loss) before income taxes	1,993	(4,409)	(903)	(3,692)
Income tax	—	—	—	—
Net income (loss)	$1,993	$(4,409)	$(903)	$(3,692)

BLUE RIDGE PAPER PRODUCTS INC.

Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005
Cash flows from operating activities:
Net loss	$(903)	$(3,692)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,324	8,599
Compensation expense for Parent restricted stock	25	148
Amortization of deferred financing costs	751	673
ESOP expense	1,627	3,262
Gain on sale of assets	(17)	—
Parent PIK Senior Subordinated Note for interest	2,044	1,872
Changes in operating assets and liabilities:
Accounts receivable, net	(4,793)	(7,431)
Inventories	3,841	(2,114)
Prepaid expenses	(501)	919
Insurance proceeds receivable	291	4,539
Income tax receivable	50	21
Accounts payable	(5,288)	(9,319)
Accrued expenses and other current liabilities	(4,363)	(3,693)
Interest payable	(46)	(29)
Pension and postretirement benefits	1,136	472
Other assets and liabilities	(625)	(625)
Net cash provided by (used in) operating activities	553	(6,398)
Cash flows used in investing activities:
Additions to property, plant, and equipment	(5,253)	(4,608)
Proceeds from sale of property, plant, and equipment	17	—
Net cash used in investing activities	(5,236)	(4,608)
Cash flows from financing activities:
Repurchase of Parent common and preferred stock	(3)	(3)
Proceeds from borrowings under line of credit	75,610	84,090
Repayment of borrowings under line of credit	(71,187)	(72,705)
Repayments of long-term debt and capital lease obligations	(344)	(311)
Other financing activities	(755)	—
Net cash provided by financing activities	3,321	11,071
Net increase (decrease) in cash	(1,362)	65
Cash, beginning of period	2,110	2,466
Cash, end of period	$748	$2,531
Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $461 and $146 in 2006 and 2005, respectively	$7,420	$6,839
Noncash investing and financing activities:
Conversion of accrued interest to note payable	1,999	1,831
Issuance of restricted stock units	—	333